Exhibit 99.1

PRIMUS TELECOMMUNICATIONS RECEIVES STAFF DETERMINATION LETTER FROM

NASDAQ REGARDING ITS LISTING ON THE NASDAQ CAPITAL MARKET

McLEAN, VA. — (BUSINESS WIRE) – June 16, 2006 — PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL), an integrated communications services provider, today announced that, as expected, it has received a Staff Determination Letter from the Nasdaq Stock Market (Nasdaq) stating that the Company’s common stock is subject to delisting from the Nasdaq Capital Market because the closing bid price of the Company’s common stock is not in compliance with the $1.00 minimum closing bid requirement as set forth in Marketplace Rule 4450(a)(5) and 4450(i).

PRIMUS intends to request timely a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination, which hearing request will automatically stay the delisting of PRIMUS’s common stock pending the decision of the Nasdaq Listings Qualification Panel. There can be no assurance that the Panel will grant PRIMUS’s request for continued listing on the Nasdaq Capital Market.

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PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 350 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 16 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

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For more information:

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

(703) 748-8050

ir@primustel.com